Exhibit 15.2

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Group Limited and BHP Group Plc:

We consent to the incorporation by reference in the registration statement (No. 333-227334) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-227431, 333-100496, 333-141531, and 333-160636) on Form S-8 of BHP Group Limited of our report dated 17 September 2019, except as to Notes 1, 3, 4, 19, and 30, which are as of 22 September 2020, with respect to the consolidated balance sheet of the BHP Group (comprising BHP Group Plc, BHP Group Limited and their respective subsidiaries) as of 30 June 2019, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the two-year period ended 30 June 2019, and the related notes, which appear in the 30 June 2020 Annual Report on Form 20-F of the BHP Group.

Our report refers to revisions related to changes in accounting for certain exceptional items, segment reporting, and the definition of net debt.

/s/ KPMG LLP KPMG LLP London, United Kingdom 22 September 2020	/s/ KPMG KPMG Melbourne, Australia 22 September 2020

KPMG, an Australian partnership, and KPMG LLP, a
UK limited liability partnership, member  firms of the
KPMG network of independent member firms affiliated
with KPMG International Cooperative (“KPMG
International”), a Swiss entity.

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